Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BIOSPHERE MEDICAL, INC.

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BioSphere Medical, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.             The name of the corporation is BioSphere Medical, Inc. and the name under which the corporation was originally incorporated is BioSepra Inc.  The date of filing of its original Certificate of Incorporation with the Secretary of State was December 30, 1993.

2.             This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this corporation such that the Certificate of Incorporation is amended and restated to read as follows:

FIRST:	The name of this corporation is BioSphere Medical, Inc. (the “Corporation”).

SECOND:

Its Registered Office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The registered agent in charge thereof is The Corporation Trust Company.

THIRD:	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:	The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, $0.01 par value.

FIFTH:

The personal liability of any officer or director to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as an officer or a director is hereby eliminated to the fullest extent permitted by Delaware laws. In the event the applicable Delaware law or this Article Sixth is repealed or amended to decrease or limit in any manner the protection or rights available to directors hereunder, such repeal or amendment shall not be retroactively applied in determining the personal liability of a director pursuant to this Article Sixth prior to the enactment of such amendment.

SIXTH:	The board of directors of the Corporation shall have the power to adopt, amend or repeal the by-laws of the Corporation.

SEVENTH:	The Corporation shall indemnify the officers and directors of the Corporation to the fullest extent permitted by Delaware laws.

3.             This Restated Certificate of Incorporation was duly adopted by vote of the stockholders in accordance with Section 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 10th day of September, 2010.

BioSphere Medical, Inc., a Delaware corporation

By:	/s/ Rashelle Perry
Name: Rashelle Perry
Its: Secretary